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                                                                   Exhibit 10.12

                                   SYNTApharma

                                                           April 8, 2004

Dr. Mitsunori Ono
[ADDRESS]

Dear Dr. Ono:

     The purpose of this letter agreement is to set forth our mutual understanding and agreement with respect to your resignation from employment with Synta Pharmaceuticals Corp. (the "Company"). In consideration of the mutual covenants set forth herein, the receipt and sufficiency of which you acknowledge, we have agreed as follows:

1. RESIGNATION FROM EMPLOYMENT. Your resignation from employment shall be effective as of the close of business, Thursday, January 1, 2004 (your "resignation date"), and you shall have relinquished as of that date any and all positions that you have held with the Company, including but not limited to President and Chief Operating Officer of the Company. You shall not be considered an employee of the Company for any purpose after that date and shall have no authority to act on behalf of the Company.

2. TERMINAL PAY. You agree that you have received all compensation to which you are entitled in connection with your employment through your resignation date. You agree to make no claims for further compensation from the Company of any type, including bonus payments, commission payments, and vacation pay. You acknowledge that, except to the extent provided herein, the Company is under no obligation to provide you with the consideration described below, including, but not limited to, the severance payment.

3. SEVERANCE PAYMENT. The Company shall pay you a lump sum amount of $200,000.00 (less all applicable federal, state or local tax withholding, F.I.C.A., and any other applicable payroll deductions), subject to the Company's receipt of this letter agreement and General Release signed by you and the expiration of the seven (7) day revocation period contained in paragraph 16 hereof. The Company shall also pay you monthly installments totaling $250,000.00 commencing in March 2004 for eighteen (18) months consisting of seventeen (17) payments in the amount of $13,888.89 and the final payment in the amount of $13,888.87. In the event that your death shall precede the Company's full payment of any of the amounts set forth in this Section 3. then any unpaid amounts under this section shall continue to be paid upon the schedule set forth above to your surviving spouse or, if there is no surviving spouse, to your estate, unless the Company receives a written instrument signed by you designating a beneficiary and providing the beneficiary's social security number (if any) and home address.

4. STOCK OPTIONS. You acknowledge that, pursuant to Incentive Stock Option Agreement No. 004 dated December 13, 2002 ("ISOA No. 004") and Incentive Stock Option

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     Agreement No. 099 dated June 17, 2003 ("ISOA No. 099"), your right to exercise ISOA No. 004 for an aggregate of 812,500 shares (the "Original Vested Shares") of the Company's common stock, $.0001 par value per share (the "Common Stock"), vested as of your resignation date. You agree that as of your resignation date and subject to the approval of the Compensation Committee of the Company's Board of Directors:

     (i)      ISOA No. 099 shall terminate; and

     (ii)     the terms of ISOA No. 004 shall be amended as follows:

              a. All references to "1,500,000 shares" on the face of ISOA No. 004 will be deleted and replaced with "1,000,000 shares";

              b. Section 3 of ISOA No. 004 will be deleted in its entirety and replaced with the following:

                        "3. VESTING SCHEDULE. The Option shall be exercisable
                   with respect to 1,000,000 of the Stock Rights Shares immediately."

              c. Section 4 of the ISOA No. 004 will be deleted in its entirety and replaced with the following:

                        "4. TERM OF OPTION. Subject to earlier termination as
                   provided in this Agreement or the Plan, the Option shall expire on the tenth anniversary of the Grant Date."

     (iii) upon the effective date of the amendments set forth in paragraph 4(ii) above, ISOA No. 004 shall cease to be treated as an incentive stock option for purposes of the Company's 2001 Stock Option Plan and for tax purposes pursuant to Section 422 of the Internal Revenue Code of 1986, as amended.

     (iv) the first aggregate of 187,500 shares you exercise in connection with ISOA No. 004, as amended, shall not consist of any Original Vested Shares.

              A copy of the First Amendment To Incentive Stock Option Agreement No. 004 is attached hereto as Exhibit A.

5. MEDICAL INSURANCE CONTINUATION. At your option, you may continue to be covered under the Company's group medical insurance plan for up to eighteen
     (18) months after your resignation date, subject to the terms and conditions provided for in the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). The Company shall, at your option, pay the entire cost of your group medical insurance premiums during the entire eighteen (18) months of your COBRA continuation period or until such earlier time as you become eligible for alternate medical insurance coverage from a new employer provided you have timely and properly elected COBRA coverage in accordance with the Company's COBRA election procedures, notice of which shall be

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     sent to you under separate cover. You agree promptly to notify the Company in writing if and when you become eligible for alternate medical coverage during this eighteen (18) month period.

6. TRANSFER OF RESPONSIBILITIES. You shall cooperate fully with the Company and its personnel to provide an orderly transfer of your duties and responsibilities. This cooperation includes but is not limited to timely compliance with all reasonable requests for information.

7. CONFIDENTIALITY. You agree, to the extent permitted by law, to keep confidential and not to disclose the existence or terms of this letter agreement or sums paid under this letter agreement to anyone or to any organization, except you may disclose such information to your spouse, attorney, and financial advisor, provided you have received in advance their promises to maintain this information in strict confidence; provided, however, that nothing in this Agreement will prevent you from cooperating with or participating in any proceeding before the EEOC, the MCAD or any other federal, state or local agency or entity. You also agree that you will not, without the Company's prior written consent, reveal or disclose to any person or entity outside of the Company or use for your own benefit or for the benefit of any other person or entity, any fact or information which was disclosed to or developed by you during the course of your employment with the Company, and is not generally available to the public, including but not limited to information and facts concerning the business plans, customers, future customers, suppliers, licensors, licensees, partners, investors, affiliates, training methods and materials, financial information, sales prospects, client lists, Inventions (as defined in paragraph 11), or any other scientific, technical, trade or business secret or confidential or proprietary information of the Company ("Confidential Information").

8. RETURN OF PROPERTY. You acknowledge that you have returned to the Company all property of the Company that is in your possession or under your control, including, without limitation, the laptop computer, printer, other computer accessories, pager, corporate credit card, telephone card, Company keys, and any and all written or digital-based files, documents, communications with the Company's directors, officers, employees and consultants, and other information with respect to the Company's management, business operations or customers, including all files, documents, or other information containing Confidential Information. You further acknowledge and agree that payment of your final severance payment at the end of the eighteen (18) month severance period will be conditioned upon your return of the company-issued automobile to the Company, in good condition, normal wear and tear excluded, by July 1, 2005. It is understood that you may continue to use the company-issued automobile for the duration of the eighteen (18) month lease period.

9. COOPERATION IN LITIGATION. At the Company's request, you agree to assist, consult with, and cooperate with the Company in any litigation or administrative proceeding or inquiry that involves the Company, subject to reimbursement for your reasonable out of pocket expenses, such as travel, meals, or lodging.

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10.  NON-DISPARAGEMENT. You further agree, to the extent permitted by law, that you will not, at any time after the date hereof, make any remarks or comments, orally or in writing, to the Company's shareholders, officers, directors, employees, agents, or others, which or who have, or could reasonably be anticipated to have, business dealings with the Company, which remarks or comments reasonably could be construed to be derogatory or disparaging to the Company or any of its shareholders, officers, directors, employees, attorneys or agents, or which reasonably could be anticipated to be damaging or injurious to the Company's reputation or good will or to the reputation or good will of any person associated with the Company. The Company agrees, to the extent permitted by law, that neither the Chief Executive Officer or Scientific Founder will, at any time after the date hereof, make any remarks or comments, orally or in writing, to third parties which remarks or comments reasonably could be construed to be derogatory or disparaging to you which reasonably could be anticipated to be damaging or injurious to your reputation or good will.

11. OWNERSHIP OF INVENTIONS AND DEVELOPMENTS. You agree that all ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, designs, developments, apparatus, techniques, algorithms, software, mask works, methods, and formulae which you worked upon, conceived, made, developed or improved, during your employment by the Company whether or not reduced to practice and whether or not patentable, copyrightable, or otherwise protectable, alone or in conjunction with any other party, and whether or not at the request or upon the suggestion of the Company (all of the foregoing being hereinafter referred to as the "Inventions"), are the sole and exclusive property of the Company. The Company is and will be the sole owner of all patents, copyrights and other proprietary rights in and with respect to such Inventions. To the fullest extent permitted by law, such Inventions will be deemed works made for hire. You hereby transfer and assign to the Company any proprietary rights which you may have or acquire in any such Inventions and you waive any moral rights or other special rights which you may have or accrue therein. You agree to execute any documents and take any actions that may be required to effect and confirm such transfer and assignment and waiver. In the event that the Company is unable for any reason to secure your signature to any lawful and necessary document required to perfect its rights in and to any Inventions as set forth in this paragraph 12, you hereby designate the Company as your agent for, and grant to the Company a power of attorney with full power of substitution, which power of attorney shall be deemed coupled with an interest, for the purpose of effecting the foregoing assignments from you to the Company.

12. NON-SOLICITATION. You agree that you will not, while receiving severance payments from the Company, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage or participate in the hiring of any Company employees or consultants or engage or participate in the solicitation of or attempt to solicit any Company employees or consultants resulting in the termination of their employment or relationship with the Company or resulting in their working for any other business, person or company. For purposes of this Paragraph 12, employees and consultants shall include those who were employed or had a relationship with the Company during the twelve month period prior to the resignation date.

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13.  BREACH OF AGREEMENT. You understand and agree that any material breach of your obligations under this letter agreement will immediately render the Company's obligations and agreements hereunder null and void, all payments pursuant to paragraphs 3 and 5 shall immediately cease, and, to the extent permitted by law, you shall repay to the Company all sums you have been paid or sums paid on your behalf pursuant to paragraphs 3 and 5.

14. MUTUAL GENERAL RELEASE. You, for yourself and your heirs, legal representatives, beneficiaries, assigns and successors in interest, hereby knowingly and voluntarily release, remise and forever discharge the Company and its successors, assigns, former or current shareholders, officers, directors, employees, agents, attorneys and representatives ("Company Released Parties") whether in their individual or official capacities, from any and all actions or causes of action, suits, debts, claims, complaints, contracts, controversies, agreements, promises, damages, claims for attorneys' fees, costs, interest, punitive damages or reinstatement, judgments and demands whatsoever, in law or equity, you now have, may have or ever had, known or unknown from the beginning of the world to this date, including, without limitation, any claims under the Age Discrimination in Employment Act, 29 U.S.C. Section 621 ET SEQ.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e ET SEQ.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. Section 1000 ET SEQ.; Massachusetts General Laws, Chapters 149, 151B, 214; the Massachusetts Civil Rights Act; the Massachusetts Equal Rights Act; the Americans with Disabilities Act, 42 U.S.C. Section 12101 et seq.; claims for breach of contract or based on tort; and any other statutory, regulatory or common law causes of action ("the Released Claims"). The Company hereby knowingly and voluntarily releases, remises and forever discharges you from any and all actions or causes of action, suits, debts, claims, complaints, contracts, controversies, agreements, promises, damages, claims for attorneys' fees, costs, interest or punitive damages, judgments and demands whatsoever, in law or equity, the Company now has, may have or ever had, known or unknown from the beginning of the world to this date, including, without limitation, claims for breach of contract or based on tort, and any other statutory, regulatory or common law causes of action. THE PARTIES HEREBY ACKNOWLEDGE AND UNDERSTAND THAT THIS IS A GENERAL RELEASE.

15. MUTUAL COVENANT NOT TO SUE. To the extent permitted by law, you specifically agree not to commence any legal action against any of the Company Released Parties arising out of or in connection with the Released Claims. To the extent permitted by law, you expressly agree that if you commence such an action in violation of this Agreement, you shall indemnify the Company Released Parties for the full and complete costs of defending such an action and enforcing this Agreement, including reasonable attorneys' fees (whether incurred in a third party action or in an action to enforce this Agreement), court costs, and other related expenses. You further agree that, to the extent permitted by law, if you commence such an action despite the provisions of this Agreement, you shall be obligated to return to the Company the full amount of all sums paid to you, or on your behalf, pursuant to paragraphs 3 and 5. To the extent permitted by law, the Company specifically agrees not to commence any legal action against you arising out of or in connection with the Released Claims. To the extent permitted by law, the Company

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     expressly agrees that if the Company commences such an action in violation of this Agreement, the Company shall indemnify you for the full and complete costs of defending such an action and enforcing this Agreement, including reasonable attorneys' fees (whether incurred in a third party action or in an action to enforce this Agreement), court costs, and other related expenses.

16. ACKNOWLEDGMENT. You acknowledge and agree that you understand the meaning of this letter agreement and that you freely and voluntarily enter into it and the General Release contained herein. You agree that no fact, evidence, event, or transaction, whether known or unknown, shall affect in any manner the final and unconditional nature of the agreements and releases set forth herein. You acknowledge that you have been advised that you have twenty-one
     (21) days to consider this General Release and to consult with an attorney prior to executing it. For a period of seven (7) days after executing this General Release, you may revoke this General Release by providing written notice of said revocation to Dr. Safi R. Bahcall at the address of the Company set forth above and this General Release shall not become effective or enforceable until said seven-day period has expired.

17. MISCELLANEOUS. This letter agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts without regard to choice or conflict of law principles. A waiver of any breach of or failure to comply fully with any provision of this letter agreement by either party shall not operate or be construed as a waiver of any subsequent breach thereof or failure so to comply. If any portion or provision of this letter agreement shall to any extent be deemed invalid or unenforceable, the remainder of this letter agreement shall not be affected thereby and each portion and provision of this letter agreement shall be valid and enforceable to the fullest extent permitted. To avoid any possible misunderstanding, the Company intends this letter agreement to be a comprehensive statement of the terms of your resignation. This letter agreement supersedes any prior understanding or statement made to you by the Company regarding your positions with the Company or your arrangements with the Company for the period after your resignation. For the same reason, any modifications of the terms set forth in this letter agreement must be in writing and signed by you and by me on behalf of the Company.

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     Please indicate your agreement to the terms of this letter agreement by signing and dating the last page of the enclosed copy of this letter agreement, and return it to me not later than the close of business on May 12, 2004, which you acknowledge to be twenty-one (21) days from the date of your receipt of this letter agreement.

                                          Sincerely,


                                          /s/ DR. SAFI R. BAHCALL
                                          ---------------------------
                                          Dr. Safi R. Bahcall
                                          Chief Executive Officer


AGREED TO AND EXECUTED UNDER SEAL THIS 21 day of April, 2004.


                                          /s/ DR. MITSUNORI ONO
                                          ---------------------------
                                          Dr. Mitsunori Ono

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                                    EXHIBIT A

           FIRST AMENDMENT TO INCENTIVE STOCK OPTION AGREEMENT NO. 004

This First Amendment to Incentive Stock Option Agreement No. 004 (the "Amendment") is dated as of April 8. 2004 and is entered into by and between SYNTA PHARMACEUTICALS CORP., a Delaware corporation (the "Company"), and MITSUNORI ONO, an individual (the "Grantee").

Reference is made to that certain Incentive Stock Option Agreement No. 004 dated December 13, 2002, by and between the Company and the Grantee (the "Option") as issued pursuant to the 2001 Stock Plan adopted by the Company (the "Stock Plan"). Reference also is made to that certain Separation Agreement dated as of April 8, 2004 and by and between the Company and the Grantee (collectively, the "Separation Agreement"). Capitalized terms used, but not defined, herein shall have the meanings as set forth in the Option.

WHEREAS, Grantee's employment with the Company terminated upon January 1, 2004 (the "Resignation Date");

WHEREAS, pursuant to the terms of the Option, Grantee's right to exercise the Option for an aggregate of 812,500 shares (the "Original Vested Shares") vested upon the Resignation Date; and

WHEREAS, the Company and the Grantee wish to amend the Option pursuant to the terms of the Separation Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereby agree as follows:

1.   The Option is hereby amended as follows:

     a. All references to "1,500,000 shares" on the face of the Option are hereby deleted and replaced with "1,000,000 shares".

     b. Section 3 of the Option is deleted in its entirety and hereby replaced with the following:

          "3. VESTING SCHEDULE. The Option shall be exercisable with respect to 1,000,000 of the Stock Rights Shares immediately, provided that the first aggregate of 187,500 Stock Rights Shares that the Participant exercises shall not be Original Vested Shares."

     c. Section 4 of the Option is deleted in its entirety and hereby replaced with the following:

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          "4. TERM OF OPTION. Subject to earlier termination as provided in this
     Agreement or the Plan, the Option shall expire on the tenth anniversary of the Grant Date."

2. All other terms and conditions of the Option remain in full force and effect, and are not modified in any way except as expressly set forth herein. However, in the event of a conflict between the terms and conditions of the Option and this Amendment, the terms of this Amendment shall govern.

3. The Grantee hereby acknowledges that the Option as amended by this Amendment will not be an incentive stock option that complies with Section 422 of the Internal Revenue Code of 1986, as amended.

4. The Grantee further acknowledges that the exercise of the amended Option by the Grantee could have negative tax consequences for the Grantee, and that the Grantee has had sufficient opportunity to discuss the tax consequences of the foregoing amendments to the Option with his tax advisor(s) prior to entering into this Amendment.

5. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of laws principles.


IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.


GRANTEE                                   COMPANY

                                          SYNTA PHARMACEUTICALS CORP.


 /s/ MITSUNORI ONO                        /s/ SAFI R. BAHCALL
 ---------------------                    ------------------------
Mitsunori Ono                             By:  Safi R. Bahcall
                                          Its: Chief Executive Officer